Pricing Supplement No. 6                             Filing under Rule 424(b)(3)
Dated January 22, 1999                               Registration No. 33-84536
(Prospectus dated January 30, 1996 and
Prospectus Supplement dated March 20, 1997)

                                    $4,500,000
                              CAMDEN PROPERTY TRUST
                           Medium-Term Notes, Series A
                                 Fixed Rate Note


Principal amount:                                   $4,500,000         Floating Rate Notes:             N/A
Interest Rate (if fixed rate):                      6.68%              Interest rate basis:             N/A
Stated Maturity:                                    January 22, 2002           Commercial Paper Rate
Specified Currency:                                 U.S. Dollar                Prime Rate
Applicable Exchange Rate (if any):                  N/A                        LIBOR
   U.S. $1.00 =                                     N/A                        Treasury Rate
Issue price (as a percentage                                                   CD Rate
   of principal amount):                            100%                       Federal Funds Rate
Selling Agent's commission (%):                     N/A                        Other:
Purchasing Agent's discount (%):                    0.35%              Index Maturity:                  N/A
Net proceeds to the Company (%):                    99.65%             Spread:                          N/A
Settlement date (original                                              Spread Multiplier:               N/A
   issue date):                                     January 22, 1999   Maximum Rate:                    N/A
Redemption Commencement                                                Minimum Rate:                    N/A
   Date (if any):                                   January 22, 1999   Initial Interest Rate:           N/A
Interest Determination Date(s):                     N/A                Interest Reset Date(s):          N/A
Calculation Date(s):                                N/A                Interest Determination Date(s):  N/A
Interest Payment Dates:                             January 15 &       Calculation Date(s):             N/A
                                                       July 15         Interest Payment Date(s):        N/A
Regular Record Dates:                               January 1 &        Regular Record Date(s):          N/A
                                                       July 1
Agents Capacity:                                    Agent


        Redemption prices (if any): means an amount equal to the sum of (i) 100% of the unpaid principal amount to be redeemed, (ii) a Make Whole Amount (as further described in the Prospectus Supplement), and (iii) accrued interest to the date of redemption.

        Additional terms:

        As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $4.500,000 "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                                                             Merrill Lynch